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                                                                  EXHIBIT 10(C)

                           [Letterhead of M-TIN, LLC]

                                 April 4, 2002

Mr. James W. Truitt
Vice President and Chief Financial Officer
Martin Industries, Inc.
Post Office Box 128
Florence, Alabama 35631

         Re:      Proposed Loan from M-TIN, LLC

Dear Mr. Truitt:

                  The purpose of this letter to establish the terms pursuant to which M-TIN, LLC (the "Company") will provide financing to Martin Industries, Inc. ("Martin"). Our agreement to provide financing is as follows:

         A. The Company will provide a term loan in the principal amount of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00) (the "Term Loan") to Martin pursuant to the execution and delivery by Martin of a promissory note payable to the order of the Company in substantially the form as attached hereto as Exhibit A (the "Note"). The Note shall be for a term of six (6) months with the option for Martin to extend the term for an additional six (6) months from the date of original termination upon the giving of thirty (30) days prior notice to the Company and the payment by Martin of an extension fee equal to five percent (5%) of the principal amount under the Note.

         B. The Term Loan shall be secured by a first mortgage (the "Mortgage") on the real property of Martin located in Colbert, Lauderdale and Limestone Counties in the State of Alabama (the "Mortgaged Property"). The mortgage shall be in substantially the form of the mortgage attached hereto as Exhibit B.

         C. The Note shall be due and payable in full upon the sale of all or substantially all of the assets of Martin or in the event Martin sells a sufficient amount of its capital stock (whether by tender offer, original issuance, or a single or series of related stock purchase and sale agreements and/or transactions) sufficient to confer on the purchaser or purchasers thereof (whether individually or in a group) the ability to elect a majority of Martin's Board of Directors or is party to a merger, consolidation or combination, other than any merger, consolidation or combination that would result in the holders of the voting securities of Martin outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Martin (or such surviving entity) outstanding immediately after such merger, consolidation or combination.

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Martin Industries, Inc.
April 4, 2002
Page 2 of 2


         D. The rate of interest payable on the Note shall be TWELVE PERCENT (12%) per annum. Interest will be payable monthly. Principal will be payable in full upon the termination of the Note.

         E. Upon the funding of the loan contemplated hereby (the "Closing"), Martin will pay to the Company a fee equal to the greater amount of (i) SEVENTY FIVE THOUSAND AND NO/100 DOLLARS ($75,000.00), or (ii) FIVE PERCENT (5%) of the amount funded under the Note. [Payable 2/3 ($50,000.00) at closing and 1/3 ($25,000.00) in thirty days from closing.]

         F. Upon the payment of the principal and interest outstanding on the Note, Martin shall pay to the Company a retirement fee equal to THREE PERCENT (3%) of the principal amount outstanding under the Note at the time of its repayment.

         G. Martin hereby represents and warrants to the Company that no material changes in the environmental condition in the Mortgaged Property have occurred since the Phase I environmental audits dated __________, 2001 (the "Environmental Audits"), copies of which have been provided to the Company. If requested by the Company, Martin shall cause to be prepared and delivered to the Company updated Phase I environmental audits with respect to the Mortgaged Property. Martin shall indemnify and hold the Company harmless from any liability arising out of environmental conditions which have arisen since the Environmental Audits.

         H. Within thirty (30) days following the funding of the Note, Martin shall provide to the Company a mortgagee's title policy, in form and content satisfactory to the Company in its reasonable discretion, insuring the Company's lien under the Mortgage.

         I. Martin agrees to pay the attorney fees and other fees (including normal filing fees) incurred in connection with this financing transaction.

         If you are in agreement with the terms contained herein, please sign one copy of this letter agreement and return it to me.



                                       Very truly yours,



                                       /s/ JOHN L. DUNCAN

                                       John L. Duncan
                                       As Member of
                                       M-TIN, LLC

ACCEPTED AND AGREED TO BY:

                MARTIN INDUSTRIES, INC.



By:   /s/ JAMES W. TRUITT
   -------------------------
        James W. Truitt
    Its Vice President and
    Chief Financial Officer